EXHIBIT 99.1

For more information contact:	Analysts – Andy Taylor (206) 539-3907
Media – Nancy Thompson (919) 861-0342

Weyerhaeuser Reports Fourth Quarter, Full Year Results

•
Generated full year net earnings of $1.9 billion, or $2.53 per diluted share
•
Achieved full year Adjusted EBITDA of $3.7 billion
•
Returning $1.75 billion in total cash back to shareholders based on 2022 results, including $550 million of share repurchase completed in 2022

SEATTLE, January 26, 2023 – Weyerhaeuser Company (NYSE: WY) today reported fourth quarter net earnings of $11 million, or 2 cents per diluted share, on net sales of $1.8 billion. This compares with net earnings of $416 million, or 55 cents per diluted share, on net sales of $2.2 billion for the same period last year and net earnings of $310 million for the third quarter of 2022. Excluding a total after-tax charge of $160 million for special items, the company reported fourth quarter net earnings of $171 million, or 24 cents per diluted share. This compares with net earnings before special items of $367 million for the same period last year. Adjusted EBITDA for the fourth quarter of 2022 was $369 million compared with $674 million for the same period last year and $583 million for the third quarter of 2022.

In the fourth quarter, Weyerhaeuser completed the purchase of a group annuity contract which transfers approximately $420 million of the company's Canadian pension liabilities to an insurance carrier. The contract purchase was funded from Canadian pension plan assets, with no company cash contribution required. As a result of the transaction, fourth quarter special items include a noncash after-tax settlement charge of $152 million. This transaction is the latest in a series of actions taken to reduce the company's pension plan obligations. Since beginning these efforts in 2018, Weyerhaeuser's pension obligations have decreased from $6.8 billion to $2.3 billion as of December 31, 2022.

For the full year 2022, Weyerhaeuser reported net earnings of $1.9 billion, or $2.53 per diluted share, on net sales of $10.2 billion. This compares with net earnings of $2.6 billion on net sales of $10.2 billion for the full year 2021. Full year 2022 includes after-tax charges of $367 million for special items. Excluding these items, the company reported net earnings of $2.2 billion, or $3.02 per diluted share. This compares with net earnings before special items of $2.5 billion for the full year 2021. Adjusted EBITDA for full year 2022 was $3.7 billion compared with $4.1 billion for full year 2021.

This afternoon, the company declared a $0.90 per share supplemental dividend. On a combined basis, including dividends and share repurchase, the company is returning $1.75 billion of cash, or 75 percent of 2022 Adjusted FAD, to shareholders based on 2022 results.

“I am extremely proud of our accomplishments in 2022, and our performance reflects strong execution across all businesses despite macroeconomic headwinds, supply chain disruptions and dynamic market conditions,” said Devin W. Stockfish, president and chief executive officer. “Our teams drove continued improvements across each of the value levers of our investment thesis in 2022. Notably, we grew our timberlands holdings through a strategic acquisition in the Carolinas, captured additional operational excellence improvements, announced our first two carbon capture and storage agreements and joined the Climate Pledge. We also increased our base dividend by 5.9 percent, repurchased $550 million of our shares and refinanced $900 million of debt. Entering 2023, our balance sheet is exceptionally strong, and we are well positioned to navigate through a range of market conditions. We remain focused on serving our customers and driving long-term value for shareholders through our unrivaled portfolio, industry-leading performance, strong ESG foundation and disciplined capital allocation.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2022	2022	2021	2022	2021
(millions, except per share data)	Q3	Q4	Q4	Full Year	Full Year
Net sales	$2,276	$1,823	$2,206	$10,184	$10,201
Net earnings	$310	$11	$416	$1,880	$2,607
Net earnings per diluted share	$0.42	$0.02	$0.55	$2.53	$3.47
Weighted average shares outstanding, diluted	741	737	751	743	751
Net earnings before special items(1)(2)	$310	$171	$367	$2,247	$2,526
Net earnings per diluted share before special items(1)	$0.42	$0.24	$0.49	$3.02	$3.37
Adjusted EBITDA(1)	$583	$369	$674	$3,654	$4,094
Net cash from operations	$562	$167	$494	$2,832	$3,159
Adjusted FAD(3)	$468	$(56)	$181	$2,327	$2,623
(1)
Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.
(2)
Fourth quarter 2022 after-tax special items include a $152 million noncash settlement charge related to the transfer of pension assets and liabilities through the purchase of a group annuity contract and a $8 million noncash impairment charge related to the planned divestiture of legacy coal assets. Special items for prior periods presented are included in the reconciliation tables within this release.
(3)
Adjusted Funds Available for Distribution (Adjusted FAD) is a non-GAAP measure that management uses to evaluate the company’s liquidity. Adjusted FAD, as we define it, is net cash from operations adjusted for capital expenditures and significant non-recurring items. Adjusted FAD measures cash generated during the period (net of capital expenditures and significant non-recurring items) that is available for dividends, repurchases of common shares, debt reduction, acquisitions, and other discretionary and nondiscretionary capital allocation activities. Adjusted FAD should not be considered in isolation from, and is not intended to represent an alternative to, our GAAP results. A reconciliation of Adjusted FAD to net cash from operations is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2022	2022
(millions)	Q3	Q4	Change
Net sales	$574	$548	$(26)
Net contribution to pretax earnings	$107	$86	$(21)
Adjusted EBITDA	$168	$150	$(18)

Q4 2022 Performance – In the West, fee harvest volumes were slightly higher than the third quarter, as harvest operations returned to normal levels faster than expected following the resolution of the work stoppage. Sales realizations were significantly lower, partially offset by moderately higher sales volumes. Per unit log and haul costs were comparable, and forestry and road costs were seasonally lower. In the South, fee harvest volumes were slightly higher than the third quarter, while sales realizations and per unit log and haul costs were both comparable.

Q1 2023 Outlook – Weyerhaeuser anticipates first quarter earnings and Adjusted EBITDA will be slightly higher than the fourth quarter. In the West, the company expects significantly higher fee harvest volumes, partially offset by significantly lower domestic sales realizations. Per unit log and haul costs are expected to be moderately lower and forestry and road costs are expected to be seasonally lower. In the South, the company expects fee harvest volumes and sales realizations to be slightly lower. Per unit log and haul costs and forestry and road costs are expected to be comparable.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2022	2022
(millions)	Q3	Q4	Change
Net sales	$68	$55	$(13)
Net contribution to pretax earnings	$48	$24	$(24)
Pretax charge for special items	$—	$10	$10
Net contribution to pretax earnings before special items	$48	$34	$(14)
Adjusted EBITDA	$60	$46	$(14)

Q4 2022 Performance – Earnings and Adjusted EBITDA decreased from the third quarter due to lower real estate sales. The number of acres sold decreased due to the timing of transactions, partially offset by an increase in the average price per acre due to the mix of properties sold. The segment reported full year Adjusted EBITDA of $329 million.

Fourth quarter pretax special items include a $10 million noncash impairment charge related to the planned divestiture of legacy coal assets.

Q1 2023 Outlook – Weyerhaeuser anticipates first quarter earnings before special items will be approximately $10 million higher than the fourth quarter and Adjusted EBITDA will be approximately $35 million higher than the fourth quarter due to the timing and mix of real estate sales. The company expects full year 2023 Adjusted EBITDA for the segment will be approximately $300 million.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2022	2022
(millions)	Q3	Q4	Change
Net sales	$1,767	$1,331	$(436)
Net contribution to pretax earnings	$344	$147	$(197)
Adjusted EBITDA	$395	$197	$(198)

Q4 2022 Performance – Sales realizations for lumber and oriented strand board decreased 11 percent and 16 percent, respectively, compared with third quarter averages. Sales and production volumes for lumber were significantly lower due to the work stoppage, labor constraints and adverse weather conditions. Unit manufacturing costs were significantly higher and log costs were moderately lower, primarily for western logs. For oriented strand board, sales volumes were slightly lower and production volumes were comparable. Unit manufacturing costs were moderately lower, and fiber costs were slightly lower. Sales realizations were lower for most engineered wood products, while sales volumes were significantly lower for all products due to softening demand. Raw material costs were moderately lower, primarily for oriented strand board webstock. Distribution sales volumes were lower, primarily for engineered wood products.

Q1 2023 Outlook – Weyerhaeuser anticipates first quarter earnings and Adjusted EBITDA will be moderately higher than the fourth quarter, excluding the effect of changes in average sales realizations for lumber and oriented strand board. For lumber, the company expects higher sales volumes, moderately lower log costs and significantly lower unit manufacturing costs. For oriented strand board, the company anticipates moderately higher sales volumes, moderately lower fiber costs and slightly lower unit manufacturing costs. Sales realizations for engineered wood products are expected to be significantly lower, partially offset by significantly lower raw material costs, primarily for oriented strand board webstock. For distribution, the company anticipates lower margins for all products.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in North America. Our company is a real estate investment trust. In 2022, we generated $10.2 billion in net sales and employed approximately 9,200 people who serve customers worldwide. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on January 27, 2023 to discuss fourth quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on January 27, 2023.

To join the conference call from within North America, dial 1-877-407-0792 (access code: 13734906) at least 15 minutes prior to the call. Those calling from outside North America should dial 201-689-8263 (access code: 13734906). Replays will be available for two weeks at 1-844-512-2921 (access code: 13734906) from within North America, and at 1-412-317-6671 (access code: 13734906) from outside North America.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, with respect to our outlook and expectations concerning the following: earnings and Adjusted EBITDA for the company and for each of our businesses; fee harvest volumes and sales realizations for our Timberlands business; log and haul, forestry and road costs and expenses; sales volumes and log and manufacturing costs for our lumber business; sales volumes, fiber costs and unit manufacturing costs for our oriented strand board business; sales realizations and raw material costs for our engineered wood products business; margins for all products in our distribution business; and our future performance through a range of market conditions. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often involve use of words and expressions such as “anticipate,” “expect,” “looking ahead,” “planned,” “will,” and similar words and expressions. They may use the positive, negative or another variation of those and similar words and expressions. These forward-looking statements are based on our current expectations and assumptions and are not guarantees of future events or performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

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the effect of general economic conditions, including employment rates, interest rate levels, inflation, housing starts, general availability and cost of financing for home mortgages and the relative strength of the U.S. dollar;
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the effect of COVID-19 and other viral or disease outbreaks and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;
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market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;
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changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan, and the Canadian dollar, and the relative value of the euro to the yen;
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restrictions on international trade and tariffs imposed on imports or exports;
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the availability and cost of shipping and transportation;
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economic activity in Asia, especially Japan and China;
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performance of our manufacturing operations, including maintenance and capital requirements;
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potential disruptions in our manufacturing operations;
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the level of competition from domestic and foreign producers;
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the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives;

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our ability to hire and retain capable employees;
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the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals or the occurrence of any event, change or other circumstances that could give rise to a termination of any acquisition or divestiture transaction under the terms of the governing transaction agreements;
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raw material availability and prices;
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the effect of weather;
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changes in global or regional climate conditions and governmental response to such changes;
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the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
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energy prices;
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transportation and labor availability and costs;
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federal tax policies;
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the effect of forestry, land use, environmental and other governmental regulations;
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legal proceedings;
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performance of pension fund investments and related derivatives;
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the effect of timing of employee retirements as it relates to the cost of pension benefits and changes in the market price of our common stock on charges for share-based compensation;
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the accuracy of our estimates of costs and expenses related to contingent liabilities and the accuracy of our estimates of charges related to casualty losses;
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changes in accounting principles; and
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other risks and uncertainties identified in our 2021 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2022:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$1,880
Interest expense, net of capitalized interest					270
Loss on debt extinguishment(1)					276
Income taxes					425
Net contribution (charge) to earnings	$528	$218	$2,536	$(431)	$2,851
Non-operating pension and other post-employment benefit costs(2)	—	—	—	254	254
Interest income and other	—	—	—	(25)	(25)
Operating income (loss)	528	218	2,536	(202)	3,080
Depreciation, depletion and amortization	256	17	201	6	480
Basis of real estate sold	—	84	—	—	84
Special items included in operating income (loss)(3)	—	10	—	—	10
Adjusted EBITDA	$784	$329	$2,737	$(196)	$3,654
(1)
Loss on debt extinguishment is a pretax special item related to the early extinguishment of $931 million of debt.
(2)
Non-operating pension and other post-employment benefit costs includes a pretax special item consisting of a $205 million noncash settlement charge related to the transfer of pension plan assets and liabilities to an insurance company through the purchase of a group annuity contract.
(3)
Operating income (loss) for Real Estate & ENR includes a pretax special item consisting of a $10 million noncash impairment charge related to the planned divestiture of legacy coal assets.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2021:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$2,607
Interest expense, net of capitalized interest					313
Income taxes					709
Net contribution (charge) to earnings	$464	$210	$3,211	$(256)	$3,629
Non-operating pension and other post-employment benefit costs	—	—	—	19	19
Interest income and other	—	—	—	(5)	(5)
Operating income (loss)	464	210	3,211	(242)	3,643
Depreciation, depletion and amortization	261	15	196	5	477
Basis of real estate sold	—	71	—	—	71
Special items included in operating income (loss)(1)(2)(3)	(32)	—	(50)	(15)	(97)
Adjusted EBITDA	$693	$296	$3,357	$(252)	$4,094
(1)
Operating income (loss) for Timberlands includes a pretax special item consisting of a $32 million gain on the sale of timberlands.
(2)
Operating income (loss) for Wood Products includes pretax special items consisting of a $37 million product remediation insurance recovery and a $13 million insurance recovery.
(3)
Operating income (loss) for Unallocated Items includes a pretax special item consisting of a $15 million noncash legal benefit.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2022:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$11
Interest expense, net of capitalized interest					66
Income taxes					(45)
Net contribution (charge) to earnings	$86	$24	$147	$(225)	$32
Non-operating pension and other post-employment benefit costs(1)	—	—	—	216	216
Interest income and other	—	—	—	(16)	(16)
Operating income (loss)	86	24	147	(25)	232
Depreciation, depletion and amortization	64	5	50	1	120
Basis of real estate sold	—	7	—	—	7
Special items included in operating income (loss)(2)	—	10	—	—	10
Adjusted EBITDA	$150	$46	$197	$(24)	$369
(1)
Non-operating pension and other post-employment benefit costs includes a pretax special item consisting of a $205 million noncash settlement charge related to the transfer of pension plan assets and liabilities to an insurance company through the purchase of a group annuity contract.
(2)
Operating income (loss) for Real Estate & ENR includes a pretax special item consisting of a $10 million noncash impairment charge related to the planned divestiture of legacy coal assets.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2022:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$310
Interest expense, net of capitalized interest					67
Income taxes					77
Net contribution (charge) to earnings	$107	$48	$344	$(45)	$454
Non-operating pension and other post-employment benefit costs	—	—	—	12	12
Interest income and other	—	—	—	(9)	(9)
Operating income (loss)	107	48	344	(42)	457
Depreciation, depletion and amortization	61	5	51	2	119
Basis of real estate sold	—	7	—	—	7
Adjusted EBITDA	$168	$60	$395	$(40)	$583

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2021:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$416
Interest expense, net of capitalized interest					77
Income taxes					112
Net contribution (charge) to earnings	$110	$36	$516	$(57)	$605
Non-operating pension and other post-employment benefit costs	—	—	—	5	5
Interest income and other	—	—	—	(1)	(1)
Operating income (loss)	110	36	516	(53)	609
Depreciation, depletion and amortization	66	4	51	—	121
Basis of real estate sold	—	9	—	—	9
Special items included in operating income (loss)(1)(2)	—	—	(50)	(15)	(65)
Adjusted EBITDA	$176	$49	$517	$(68)	$674
(1)
Operating income (loss) for Wood Products includes pretax special items consisting of a $37 million product remediation insurance recovery and a $13 million insurance recovery.
(2)
Operating income (loss) for Unallocated Items includes a pretax special item consisting of a $15 million noncash legal benefit.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2022	2022	2021	2022	2021
(millions)	Q3	Q4	Q4	Full Year	Full Year
Net earnings	$310	$11	$416	$1,880	$2,607
Gain on sale of timberlands	—	—	—	—	(32)
Insurance recovery	—	—	(9)	—	(9)
Legal benefit	—	—	(12)	—	(12)
Loss on debt extinguishment	—	—	—	207	—
Pension settlement charge	—	152	—	152	—
Product remediation recovery	—	—	(28)	—	(28)
Restructuring, impairments and other charges	—	8	—	8	—
Net earnings before special items	$310	$171	$367	$2,247	$2,526

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2022	2022	2021	2022	2021
	Q3	Q4	Q4	Full Year	Full Year
Net earnings per diluted share	$0.42	$0.02	$0.55	$2.53	$3.47
Gain on sale of timberlands	—	—	—	—	(0.04)
Insurance recovery	—	—	(0.01)	—	(0.01)
Legal benefit	—	—	(0.01)	—	(0.01)
Loss on debt extinguishment	—	—	—	0.28	—
Pension settlement charge	—	0.21	—	0.20	—
Product remediation recovery	—	—	(0.04)	—	(0.04)
Restructuring, impairments and other charges	—	0.01	—	0.01	—
Net earnings per diluted share before special items	$0.42	$0.24	$0.49	$3.02	$3.37

RECONCILIATION OF ADJUSTED FAD TO NET CASH FROM OPERATIONS

We reconcile Adjusted FAD to net cash from operations, as that is the most directly comparable U.S. GAAP measure. We believe the measure provides meaningful supplemental information for investors about our liquidity.

The table below reconciles Adjusted FAD to net cash from operations:

	2022	2022	2021	2022	2021
(millions)	Q3	Q4	Q4	Full Year	Full Year
Net cash from operations	$562	$167	$494	$2,832	$3,159
Capital expenditures	(94)	(223)	(218)	(468)	(441)
Adjustments to FAD(1)	—	—	(95)	(37)	(95)
Adjusted FAD	$468	$(56)	$181	$2,327	$2,623
(1)
Adjustments to FAD include a $37 million product remediation insurance recovery received in first quarter 2022 and a $95 million tax refund received in fourth quarter 2021 associated with our $300 million voluntary contribution to our U.S. qualified pension plan in 2018.